Exhibit 10al

RESTRICTED STOCK UNIT AWARD AGREEMENT

(CA Employee)

This Stock Unit Award Agreement (the “Agreement”) is made as of the __ day of March 2018 between Myers Industries, Inc., an Ohio corporation (the “Company”), and «full_name» an employee (the “Employee”) of the Company or one or more of its Subsidiaries.

WHEREAS, the Company has heretofore adopted the 2017 Incentive Stock Plan of Myers Industries, Inc., as amended and restated (the “Plan”); and

WHEREAS, it is a requirement of the Plan that a Stock Unit Award Agreement be executed to evidence the Stock Units awarded to the Employee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:

1.Grant of Stock Units.  The Company hereby grants to the Employee an Award of ________ Stock Units on the terms and conditions set forth herein and in the Plan.  Each Stock Unit represents the right of the Employee to receive the payment of one Share on the date that payment is made with respect to the Stock Unit.

2.Rights with Respect to Stock Units.  The Stock Units granted pursuant to this Agreement represent an unfunded and unsecured obligation of the Company, and the Employee shall have no rights with respect to the Stock Units other than those of a general creditor of the Company.  Prior to the issuance of Shares as payment with respect to the Stock Units, the Employee shall have no rights of ownership in or to the Shares underlying the Stock Units and shall not be deemed the beneficial owner of such Shares.

3.Restrictions on and Vesting of the Stock Units.

(a)Except as otherwise provided in this Agreement, none of the Stock Units may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of; provided, however, the right to receive payment with respect to the Stock Units may be transferred upon the death of the Employee to the Employee’s Successor.

(b)The Stock Units subject to this Agreement shall vest in three equal installments on each of the first three anniversaries of the date of this Agreement (each such anniversary, a “Vesting Date”) or, if earlier, upon the termination of the Employee’s employment with the Company and its Subsidiaries by reason of his

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death, disability or retirement on or after his sixty-fifth birthday or the termination of the Employee’s employment with the Company and its Subsidiaries without Cause if by the Company or for Good Reason if by the Employee, in either case following a Change in Control of the Company (an “Acceleration Event”).

(c)In the event of the complete termination of the Employee’s employment with the Company and its Subsidiaries for any reason other than (i) by reason of the Employee’s death, disability or retirement on or after the Employee’s sixty-fifth birthday prior to the earlier of the third anniversary of the date of this Agreement or (ii) by the Company without Cause or by the Employee for Good Reason, in either case following a Change in Control of the Company, the Stock Units that have not vested as of the date of such termination shall be immediately and automatically forfeited to the Company without notice for no consideration.

(d)For purposes of this Agreement, “disability” shall mean a physical or mental incapacity that prevents the Employee from performing his duties for a period of one hundred eighty (180) consecutive days.

4.Payment and Issuance of Shares.  On each Vesting Date or, if earlier, upon an Acceleration Event (each such Vesting Date or Acceleration Event, a “Payment Date”), or within thirty (30) days thereafter in the case of an Acceleration Event or by March 15 of the year in which such Vesting Date occurs, the Company shall make a payment to the Employee of one Share for every Stock Unit that became vested as of such Payment Date (and with respect to which a payment has not previously been made pursuant to this Section 4) as payment with respect to each such vested Stock Unit. For greater certainty, the Employee shall not be entitled to receive a cash payment from the Company in respect of any Stock Unit granted hereunder. In no event will dividends or dividend equivalents be paid on Stock Units granted hereunder.  At the Company’s election, the Company shall cause the Shares delivered as payment with respect to the vested Stock Units to either be evidenced by a book entry account maintained by the Company’s stock transfer agent (the “Transfer Agent”), by a certificate issued in the Employee’s name, or by delivery to the Employee’s individual share holdings account in the Company’s equity plan manager’s system (“Employee’s Account”).  Upon the earlier of the date the Shares are evidenced in a book entry account maintained by the Transfer Agent, the date a certificate for the Shares are issued in the Employee’s name, or the transfer to the Employee’s Account, the Employee shall be a shareholder with respect to the Shares and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive any dividends and other distributions paid with respect to the Shares.  Employee acknowledges that the Shares are not freely tradeable shares under Canadian Securities laws.  Notwithstanding anything to the contrary

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herein, following a Change of Control of the Company, the Company, at its election, may elect to make any payment required to be made to the Employee pursuant to this Section 4 in cash rather than Shares.

5.Taxes.  The Company shall have the right to satisfy any obligation of the Company to withhold taxes or other amounts with respect to the Stock Units by withholding Shares otherwise deliverable to the Employee with respect to the Stock Units having a Fair Market Value equal to the amount of such tax or other withholdings, provided the amount will not result in liability accounting for the Company.  Furthermore, the Company may elect to deduct from any cash payment made to the Employee pursuant to this Agreement the amount of any taxes or other amounts which the Company is or will be required to withhold with respect to such cash payment.

6.No Right to Employment.  Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any such Subsidiary to terminate his employment at any time for any reason whatsoever, with or without cause.  Employee confirms that he or she is entering into this Agreement voluntarily and has not been induced to participate in the Plan by expectation of employment or continued employment.

7.Acknowledgement and Section 409A Compliance.

(a)Employee acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the undersigned with tax advice regarding the Stock Units subject to this Agreement or any other matter, and the Company has urged the Employee to consult with his own tax advisor with respect to the income taxation consequences associated with the Stock Units subject to this Agreement.

(b)It is intended that this Award of Stock Units comply with Section 409A of the Code, and this Award and the terms of this Agreement shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company have any liability to the Employee if this Award or the terms of this Agreement are determined not to comply with Section 409A of the Code.  For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

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(c)Whenever payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (30) days after the Payment Date), the actual date of payment within the specified period will be determined solely by the Company.

(d)If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of his “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of the Employee’s separation from service, or (ii) if earlier, the date of the Employee’s death.

(e)The Employee’s right to receive each installment of Stock Units shall be treated as separate payments for purposes of Section 409A of the Code.

8.Cause and Good Reason.  Unless otherwise defined in a written agreement between the Employee and the Company, for purposes of this Agreement the terms “Cause” and “Good Reason” shall have the following meanings:

(a)“Cause” means:

(i)The commission by the Employee (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii)the repeated failure of the Employee to follow the reasonable directives of the Employee’s superiors after having been given written notice thereof; or

(iii)commission by the Employee of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

(b)“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Employee:

(i)a material diminution in the Employee’s annual base salary;

(ii)a material diminution in the Employee’s duties and responsibilities; or

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(iii)a material change in the geographic location at which the Employee must perform his Duties.

In order for a condition to constitute a Good Reason, the Employee must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Employee actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition.  Furthermore, to constitute a Good Reason, the Employee must voluntarily terminate employment with the Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Employee actually becoming aware of such condition.  The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a Change in Control.

9.Incorporation of Provisions of the Plan.  All of the provisions of the Plan pursuant to which the Stock Units are granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms contained in the Plan, the Plan shall control.  To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

10.Invalidity of Provisions.  The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.

11.Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

12.Interpretation.  All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Agreement as provided by Section 4 of the Plan, shall be binding and conclusive on the Company and the Employee.

13.Multiple Counterparts.  This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement.  The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

14.Governing Law.  This Agreement shall be governed by the laws of the State of Ohio.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set his hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.
By:	R. David Banyard
Its:	President & Chief Executive Officer

«full_name»Employee

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